Exhibit 23.1

Independent Auditors’ Consent

The General Partner
Alliance Capital Management Holding L.P.:

We consent to the use of our report dated January 31, 2002, except as to Note 7 which is dated as of February 14, 2002, with respect to the statements of financial condition of Alliance Capital Management Holding L.P. as of December 31, 2001 and 2000, and the related statements of income, changes in partners’ capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference.

/s/ KPMG LLP

KPMG LLP

New York, New York

March 28, 2002